UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instruction 1(b).
1. Name and Address of Reporting Person
   Bakane, John L.
   3101 N. Elm St.
   Greensboro, NC USA 27415-6540
2. Issuer Name and Ticker or Trading Symbol
   CONE MILLS CORPORATION COE
3. IRS Identification Number of Reporting Person, if an entity (voluntary)

4. Statement for Month/Year
   08/31/99
5. If Amendment, Date of Original (Month/Day/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (x) Director  ( ) 10% Owner (x) Officer (give title below)
   ( ) Other (specify below)
   President and CEO
7. Individual or Joint/Group Filing (Check applicable line)
   (x) Form Filed by One Reporting Person
   ( ) Form Filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |08/18/|G   |V|3000              |D  |           |131664             |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |35829              |I     |by 401(k) Trust [1]        |
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Class A Preferred          |      |    | |                  |   |           |775                |I     |by ESOP Trust [2]          |
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___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
1992 Stock Option Plan|15.625  |     |    | |           |   |08/19|02/17|Common Stock|25000  |       |25000       |D  |            |
(right to buy)        |        |     |    | |           |   |/1993|/2003|            |       |       |            |   |            |
                      |        |     |    | |           |   | [3] |     |            |       |       |            |   |            |
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Employee Stock Option |12.000  |     |    | |           |   |05/09|11/08|Common Stock|25000  |       |25000       |D  |            |
(right to buy)        |        |     |    | |           |   |/1995|/2004|            |       |       |            |   |            |
                      |        |     |    | |           |   | [4] |     |            |       |       |            |   |            |
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Employee Stock Option |8.000   |     |    | |           |   |05/07|11/06|Common Stock|40000  |       |40000       |D  |            |
(right to buy)        |        |     |    | |           |   |/1997|/2006|            |       |       |            |   |            |
                      |        |     |    | |           |   | [5] |     |            |       |       |            |   |            |
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Employee Stock Option |8.500   |     |    | |           |   |05/11|11/09|Common Stock|20000  |       |20000       |D  |            |
(right to buy)        |        |     |    | |           |   |/1998|/2007|            |       |       |            |   |            |
                      |        |     |    | |           |   | [6] |     |            |       |       |            |   |            |
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Employee Stock Option |4.4375  |     |    | |           |   |05/04|11/03|Common Stock|30000  |       |30000       |D  |            |
(right to buy)        |        |     |    | |           |   |/1999|/2008|            |       |       |            |   |            |
                      |        |     |    | |           |   | [7] |     |            |       |       |            |   |            |
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Employee Stock Option |4.8750  |02/11|A   |V|9500       |   |08/12|02/10|Common Stock|9500   |       |9500        |D  |            |
(right to buy)        |        |/1999|    | |           |   |/1999|/2009|            |       |       |            |   |            |
                      |        |     |    | |           |   | [8] |     |            |       |       |            |   |            |
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Employee Stock Option |4.8750  |02/11|A   |V|20500      |   |01/01|02/10|Common Stock|20500  |       |20500       |D  |            |
(right to buy)        |        |/1999|    | |           |   |/2000|/2009|            |       |       |            |   |            |
                      |        |     |    | |           |   | [9] |     |            |       |       |            |   |            |
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Explanation of Responses:
1. Since last report, reporting person's account in Company Stock Fund of the 401(k) acquired 2,295 shares.
2. Since last report and through latest valuation date, reporting person's account in Registrant's 1983 ESOP, acquired 83 shares.
3, 4, 5, 6, 7, 8, 9. Table II, Column 6 - Stock option grants under 1992 Stock Plan as amended and restated. Options are exerciseable in annual cumulative 20% increments beginning on date exerciseable in column 6 except that 11,750 of $8.50 option, 22,500 of $4.4375 option, and 20,500 of $4.875 option are exerciseable 100% on said date.

John L. Bakane
SIGNATURE OF REPORTING PERSON
/Signature/
John L. Bakane
DATE
09/08/1999